EXHIBIT 4.0

                                    EXHIBIT A


         (A) AUTHORIZED CAPITAL STOCK. The total authorized capital of the corporation shall be 500,000,000 shares of Common Stock, par value $0.001 per share and 5,000,000 shares of Preferred Stock, par value $0.001 per share. The board of directors shall have the authority, without any further approval of the shareholders, to establish the relative rights, preferences and limitations of any class of common or preferred stock. The consideration for the issuance of any shares of capital stock may be paid, in whole or in part, in money, services or other thing of value. The judgment of the directors as to the value of the consideration for the shares shall be conclusive. When the payment of the consideration for the shares has been received by the corporation, such shares shall be deemed fully paid and nonassessable. In addition, the Board of Directors is authorized to decrease the number of issued and outstanding shares of a class or series held by each shareholder at the effective date and time of the change without correspondingly decreasing the number of shares of authorized shares of the same class or series.

                  1. DIVIDENDS. Subject to any preferential rights granted for any series of Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive dividends out of the funds of the corporation legally available therefor at the rate and at the time or times, whether cumulative or noncumulative, as may be provided by the board of directors. The holders of shares of the Preferred Stock shall be entitled to receive dividends to the extent provided herein or by the board of directors in designating the particular series of Preferred Stock. The holders of shares of the Common Stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this section.

                  2. VOTING. To the extent provided herein or by resolution or resolutions of the board of directors providing for the issue of a class or series of Common Stock or Preferred Stock, the holders of each such class or series shall have the right to vote for the election of members of the board of directors of the corporation and the right to vote on all other matters, except those matters as to which Nevada law or these Articles provide for a separate vote.
                  3. ISSUANCE OF SHARES. The corporation may from time to time issue any authorized and unissued shares of Common Stock or Preferred Stock for such consideration as may be fixed from time to time by the board of directors, without action by the shareholders. The board of directors may provide for payment therefor to be received by the corporation in cash, property, services or such other consideration as is approved by the board of directors. Any and all such shares of Common Stock or Preferred Stock, the issuance of which has been so authorized, and for which consideration so fixed by the board of directors has been paid or delivered, shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon.
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         (B) DESIGNATION OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK.

                  1. DESIGNATION. The series of Class A Common Stock, consisting of up to 400,000,000 shares, and the series of Class B Common Stock, consisting of up to 100,000,000 shall be designated herein as the "Class A Common Stock" and the "Class B Common Stock", respectively. The Class A Common Stock and the Class B Common Stock are sometimes collectively referred to herein as "Common Stock". The powers, preferences, rights and qualifications, limitations and restrictions of the Common Stock are as set forth herein.

                  2. DIVIDENDS. Dividends shall be declared and set aside for any shares of the Common Stock only upon resolution of the Board of Directors.

                  3. LIQUIDATION RIGHTS. Upon the voluntary or involuntary dissolution, liquidation or winding up of the corporation, the assets available for distribution to the holders of Common Stock shall be distributed after the payment of the liquidation preferences of the Preferred Stock as set forth herein.

                  4. VOTING POWER. Each holder of Class A Common Stock shall be entitled to one vote for each share of Common Stock held at the record date for the determination of Common Stockholders entitled to vote on such matter or, if no such record date is established, at the date on which notice of the meeting of shareholders at which the vote is to be taken is marked, or the date any written consent of shareholders is solicited if the vote is not to be taken at a meeting. Class B Common Stock shall carry no voting power and shall reserved for issuance pursuant to Regulation S under the Securities Act of 1933, as amended.

         (C)      DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK.
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              1. Designation. One million (1,000,000) shares of preferred stock, par value $.001 per share, of the Corporation are hereby constituted as a series of the preferred stock of the Corporation and designated as "Series A Convertible Preferred Stock."

              2. Dividend Rights.

                       (a) General Dividend Obligation. The Corporation shall pay, when and as declared by the Corporation's Board of Directors, to the holders of the Shares then outstanding, out of the assets-of the Corporation legally available therefor, dividends in the manner, at the times, in the amounts and with such priorities as are provided for in this Section 2.

                       (b) Dividend Rate. Commencing on the Issue Date, dividends on shares of Series A Preferred Stock (sometimes hereinafter referred to as "SHARES") then outstanding will accrue on the Preferred Dividend Value thereof and be payable on each Dividend Payment Date, subject to Section 2(c)(ii), below, at the rate of ten percent (10%) per annum (the "DIVIDEND RATE"). Dividends will be calculated on the basis of a year consisting of twelve months of thirty days each in a year.

                       (c) Accrual of Dividends.

                           (i) Dividends on each Share then outstanding shall accrue cumulatively on a daily basis from the date hereof to and including the date on which the

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         redemption or conversion of such Share then outstanding shall have been effected or on which full payment with respect to such Share shall have been made pursuant to any liquidation, dissolution or winding-up of the Corporation, whether or not such dividends have been declared and whether or not there shall be (at the time such dividends became or become payable or any other time) profits, surpluses or other funds of the Corporation legally available for the payment of dividends.

                           (ii) To the extent not paid on any Dividend Payment Date, all dividends which have accrued on any Share then outstanding during the period from and including the preceding Dividend Payment Date (or from and including the date hereof in the case of the initial Dividend Payment Date) to (but excluding) such Dividend Payment Date shall be added on such Dividend Payment Date to the Preferred Dividend Value of such Share then outstanding (so that, without limitation, dividends shall thereafter accrue in respect of the amount of such accrued but unpaid dividends) and shall remain a part thereof until (but only until) such dividends are paid. As used herein, the "Preferred Dividend Value" of any Share then outstanding as of a particular date shall be equal to the sum of one dollar ($1.00) plus an amount equal to any accrued and unpaid dividends (whether or not earned or declared) on such Share then outstanding, which accrued and unpaid dividends have been added to the Preferred Dividend Value of such Share then outstanding on any Dividend Payment Date pursuant to this Section 2(d)(ii) and not thereafter paid.

                       (d) Payment Dates. Full cumulative dividends on the Shares then outstanding shall be payable quarterly in arrears, on the last day of March, June, September and December in each year (each a "Dividend Payment Date"). The first Dividend Payment Date shall be December 3 1, 2003. If any Dividend Payment Date shall be on a day other than a Business Day, then the Dividend Payment Date shall be on the next succeeding Business Day. An amount equal to the full cumulative dividends shall also be payable, in satisfaction of such dividend obligation, upon liquidation or redemption as provided under
         Section 3 or Section 6 hereof The Board of Directors may fix a record date for the determination of holders of Shares entitled to receive payment of the dividends-payable pursuant to this Section - 2, which record date shall not be more than thirty (30) days prior to the Dividend Payment Date.

                       (e) Amounts Payable. The amount of dividends payable on Series A Preferred Stock on each Dividend Payment Date shall be the full cumulative dividends which are unpaid through and including such Dividend Payment Date. Dividends which are not paid for any reason whatsoever on a Dividend Payment Date shall cumulate (as set forth in Section 2(d)(ii) above) until paid and shall be payable on the next Dividend Payment Date on which payment can lawfully be made (or upon liquidation or redemption as provided herein).

                       (f) Limitation on Dividends, Repurchases and Redemptions. So long as any Shares shall be outstanding, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on any Common Stock or other Junior Securities, whether in cash, securities, rights to purchase securities or other property (other

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         than dividends or distributions payable in shares of the class or series upon which such dividends or distributions are declared or paid), nor shall the Corporation purchase, redeem or otherwise acquire for any consideration or make payment on account of the purchase, redemption or other retirement of any Common Stock or other Junior Securities, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Common Stock of other Junior Securities.

                       (g) Pro Rata Payments. In the event that full dividends are not paid or made available to the holders of all outstanding Shares and funds available for payment of dividends shall be insufficient to permit payment in full to holders of all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed ratably among all such holders of Shares in proportion to the full amount to which they would otherwise be respectively entitled.

         3. Preference on Liquidation.

                       (a) Liquidation Preference for Series A Preferred Stock. In the event that the Corporation shall liquidate, dissolve or wind up, whether voluntarily or involuntarily, no distribution shall be made to the holders of shares of Common Stock or other Junior Securities (and no monies shall be set apart for such purpose) unless prior thereto, the Corporation shall have paid and the holders of shares of Series A Preferred Stock shall have received an amount per Share equal to the sum of the Liquidation Value plus all accrued but unpaid dividends thereon through the date of such payment (the "Series A Liquidation Preference"). As used herein, the "Liquidation Value" of the Series A Preferred Stock means $1.00 per Share.

                       (b) Pro Rata Payments. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to permit the payment in full of the Series A Liquidation Preference for each share of Series A Preferred Stock then outstanding, then the assets of the Corporation remaining shall be ratably distributed among the holders of Series A Preferred Stock in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full.

                       (c) Sale Not a Liquidation. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation.

                       (d) Notice of Liquidation. Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where amounts distributable in such circumstances shall be payable, shall be given by

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         first class mail, postage prepaid, not less than thirty (30) days prior to any payment date specified therein, to the holders of record of the Series A Preferred Stock at their respective addresses as shall appear on the records of the Corporation.

              4. Voting. Except for any voting rights otherwise provided in Articles of Incorporation of the Corporation or by applicable law, the Shares shall have no voting rights.

              5. Conversion. The holders of shares of Series A Preferred Stock shall have the right to convert all or a portion of such Shares into fully paid and nonassessable shares of Common Stock (or any capital stock or other securities into which such Common Stock shall have been changed or any capital stock or other securities resulting from a reclassification thereof) as provided in this Section 5.

                       (a) Right to Convert. Subject to and upon compliance with the provisions of this Section 5, at any time and from time to time on or after the first anniversary of the Issue Date, each holder of shares of Series A Preferred Stock shall have the right, at the option of such holder, at any time, to convert any or all of such Shares into the number of fully paid and nonassessable shares of Common Stock (calculated, as to each conversion, rounded down to the nearest 1/100th of a share) obtained by dividing (i) an amount equal to one hundred fifteen percent (115%) of the aggregate Liquidation Value of the Shares to be converted, plus all accrued but unpaid dividends thereon through the date of conversion (unless the holder of shares of Series A Preferred Stock being so converted shall have elected to receive any such dividends in respect of the shares being converted subsequent to conversion), by (ii) the Market Price of the Common Stock as of the date of the holder's notice of conversion to the Corporation pursuant to Section 5(b) (the "Conversion Price").

                       (b) Procedure.

                           (i) Each holder of Series A Preferred Stock that desires to convert the same into shares of Common Stock shall_ surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Series A Preferred Stock or Common Stock, accompanied by written notice to the Corporation that such holder elects to convert the same and stating therein the number of Shares being converted and whether all declared and unpaid dividends in respect of such shares shall be included in the calculation set forth in Section 5(a) hereof, and setting forth the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued if such name or names shall be different than that of such holder. Thereupon, the Corporation shall issue and deliver at such office on not later than the fifth Business Day thereafter (unless such conversion is in connection with an underwritten public offering of Common Stock, in which event concurrently with such conversion) to such holder or on such holder's written order, (i) a certificate or certificates for the number of validly issued, fully paid and nonassessable full shares of Common Stock to which such holder is entitled and (ii) if less than the full number of shares of Series A Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor,

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          for the number of shares evidenced by such surrendered certificate or certificates less the number of Shares converted.

                           (ii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date of such surrender of the Shares to be converted (except that if such conversion is in connection with an underwritten public offering of Common Stock, then such conversion shall be deemed to have been effected upon such surrender) so that the rights of the holder thereof as to the Shares being converted shall cease at such time except for the right to receive shares of Common Stock and if the holder of the Shares being so converted shall have elected to receive dividends subsequent to such conversion, all accrued and unpaid dividends in accordance herewith, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time.

                       (c) Conditional Conversion. Notwithstanding any other provision hereof if conversion of any shares of Series A Preferred Stock is to be made in connection with a public offering of Common Stock, the conversion of any shares of Series A Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of the public offering or such transaction, in which case such conversion shall not be deemed to be effective until the consummation of such public offering or transaction.

                           (d) Reorganization, Reclassification, Merger or Consolidation. If the Corporation shall at any time reorganize or reclassify the outstanding shares of Common Stock (other than a change in par value, or from no par value to par value, or from par value to no par value, or as a result of a subdivision or combination) or consolidate with or merge into another corporation or other entity (where the Corporation is not the continuing corporation after such merger or consolidation and subject in any event to Section 7 hereof), the holders of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, in whole or in part, the same kind and number of shares of stock and other securities, _cash or other property (and upon the same terms and with the same rights) as would have been distributed to a holder upon such reorganization, reclassification, consolidation or merger had such holder converted its Series A Preferred Stock immediately prior to such reorganization, reclassification, consolidation or merger. For purposes of this Section, the Conversion Price upon such conversion shall be the Conversion Price in effect immediately prior to such reorganization, reclassification, consolidation or merger. Notwithstanding anything herein to the contrary, the Corporation will not effect any such reorganization, reclassification, merger or consolidation unless prior to the consummation thereof, the corporation or other entity which may be required to deliver any stock, securities or other assets upon the conversion of the Series A Preferred Stock shall agree by an instrument in writing to deliver such stock, cash, securities or other assets to the holders of the Series A Preferred Stock. A sale, transfer or lease of all or substantially all of the assets of the Corporation to another person shall be deemed a reorganization, reclassification, consolidation or merger for the foregoing purposes.

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                       (e) No Impairment. The Corporation will not, by amendment
         of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Section 5 hereof and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

                       (f) No Fractional Shares. No fractional shares shall be issued upon conversion of the Series A Preferred Stock. If more than one share of the Series A Preferred Stock is to be converted at one time by the same stockholder, the number of full shares issuable upon such conversion shall be computed on the basis of the aggregate amount of the shares to be converted. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Conversion Price per share of Common Stock at the close of business on the day of conversion which such fractional share of Series A Preferred Stock would be convertible into on such date.

                       (g) Shares to be Reserved. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Florida, increase the authorized number of shares of Common Stock if at any time the number of shares of authorized but unissued Common Stock shall be insufficient to permit the conversion in full of the Series A Preferred Stock.

                       (h) Taxes and Charges. - The Corporation will pay any and all issue or other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of the Series A Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of Common Stock in a name other than that of the Series A Preferred Stock, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                       (i) Accrued Dividends. Upon conversion of any shares of Series A Preferred Stock, the holder thereof shall be entitled to receive any accrued but unpaid dividends in respect of the shares of Series A Preferred Stock so converted up to the effective date of such conversion.

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                       (j) Closing of Books. The Corporation will at no time
         close its transfer books against the transfer of any shares of Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such shares of Series A Preferred Stock.

                  6. Optional Redemption by Corporation.

                       (a) In General. Subject to the provisions of this Section 6, the Corporation shall have the right and option at any time and from time to time to purchase and redeem all or any portion of the Shares then outstanding at a price per Share equal to the sum of the Liquidation Value of the Shares to be redeemed plus all accrued but unpaid dividends thereon through the date of redemption (the "Redemption Price").

                       (b) Procedure.

                           (i) The Corporation's right to redeem the Series A Preferred Stock pursuant to Section 6(a) shall be conditioned upon the Corporation giving notice (a "Call Notice"), by first class mail, postage prepaid, of the exercise of such to all the holders of the Series A Preferred Stock not less than thirty (30) days prior to the effective date of redemption set forth in such notice (the "Call Date"). Each Call Notice shall state: (i) the Call Date, (ii) the total number of Shares to be redeemed by the Corporation pursuant to Section 6(a), (iii) the number of Shares of the holder to be redeemed; (iv) the Redemption Price, (v) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price, and
         (vi) that payment in cash will be made by the Corporation upon presentation and surrender of such Series A Preferred Stock.

                           (ii) Upon the holder's surrender of the
         certificate(s) representing any Shares being redeemed in accordance with the Call Notice (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the Call Notice shall so state), such - Shares shall be purchased by the Corporation and the Corporation shall pay the applicable Redemption Price to the holder on the Call Date. Upon such payment, dividends on the shares of the Series A Preferred Stock identified in the Call Notice shall cease to accrue and such Shares shall be deemed no longer outstanding.

                           (iii) Notwithstanding the foregoing, if a Call Notice has been given pursuant to this Section 6 and any holder of Shares shall, prior to the close of business on the twentieth (20th) day after receipt of such Call Notice, give written notice to the Corporation pursuant to Section 5(b) hereof of the conversion of any or all of the Shares held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation), then (i) the conversion of such shares to be purchased shall become effective as provided in Section 5 hereof and (ii) the Corporation's right to redeem such Shares under this Section shall terminate.

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                       (c) Pro Rata Redemption. If the Corporation shall elect
         at any time to redeem less than all of the issued and outstanding Shares, the Corporation shall redeem from each holder the same proportion of such holder's Shares as the total number of Shares subject to redemption bears to the total number of all Shares then issued and outstanding.

              7. Redemption On Fundamental Change.

                       (a) Option of Holder. In the event of any Fundamental Change, each holder of Series A Preferred Stock shall have the right and option to require the Corporation to purchase and redeem at the Redemption Price any or all of such holder's Series A Preferred Stock on such date (the "Optional Redemption Date") as the Corporation may designate for the purpose, provided the Optional Redemption Date shall be not less than ten (10) days or more than twenty (20) days following the Final Surrender Date. Any provision of the Articles of Incorporation of the Corporation notwithstanding, the Corporation shall have no right or power to consummate any Fundamental Change unless proper and adequate provision has been made to satisfy its obligations under this Section 7(a).

                  (b) Procedure.

                           (i) Not less than thirty (30) days following the occurrence of a Fundamental Change, the Corporation shall mail to all holders of record of the Series A Preferred Stock a notice in the manner and containing substantially the information set out in Section 6(c) except that, for purposes of this Section 7(b)(i), such notice shall also describe the occurrence and terms of such Fundamental Change and notify the holder of the holder's optional redemption rights rising under this Section 7 as a result thereof.

                           (ii) A holder of Series A Preferred Stock shall exercise its option under Section 7(a), if at all, by surrendering, not later than the date which thirty (30) days following Corporation's notice under Section 7(b)(i) (the "Final Surrender Date"), the certificates representing the shares of Series A Preferred Stock with respect to which such option is being exercised (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the Corporation's notice shall so state), together with a written notice of such holder's election to have the Corporation repurchase such Shares pursuant to this Section 7.

                           (iii) Subject to the holder's due compliance with the provisions of Section 7(b)(ii), the surrendered Shares shall be purchased by the Corporation and the Corporation shall pay the applicable Redemption Price to the holder on the Optional Redemption Date. Upon and subject to such payment, dividends on such Shares shall cease to accrue and such Shares shall be deemed no longer outstanding.

              8. Manner of Payment. Payments and distributions required or permitted hereunder in respect of Shares shall be paid solely in cash.


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                  9. Shares to be Retired. Any share of Series A Preferred Stock converted to Common Stock pursuant to Section 5 or redeemed by the Corporation pursuant to the provisions of Section 6 or Section 7 shall be retired and cancelled and shall upon cancellation be restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board of Directors as shares of preferred stock of one or more other series but not as shares of Series A Preferred Stock.

                   10. Definitions. As used herein, the following terms not elsewhere defined in the text shall have the respective meanings set forth below:

                       "Business Day" means any day that is not a Saturday, a Sunday or any day on which banks in the State of Florida are authorized or obligated to close.

                       "Common Stock" means the common stock of the Corporation, par value $.001 per share.

                       "Fundamental Change" means any of the following:

                           (i) the sale (or the functional equivalent of a sale) of all or substantially all of the assets of the Corporation;

                           (ii) any consolidation of the Corporation with or merger of the Corporation into any other entity, any merger of another entity into the Corporation, or any other business combination involving the Corporation which results in the holders of the Corporation's stock immediately prior to giving effect to such transaction owning shares of capital stock of the surviving corporation in such transaction representing (x) fifty percent (50%) or less of the total voting power of all shares of capital stock of such surviving corporation entitled to vote generally in the election of directors or
         (y) fifty percent (50%) or less of the total value of all capital stock of such surviving corporation; or

                           (iii) the commencement by the Corporation of a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, the consent by the Corporation to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property; or any assignment by the Corporation for the benefit of its creditors; any admission by the Corporation in writing of its inability to pay its debts generally as they become due.

                       "Issue Date" means, as to any share of Series A Preferred Stock, the date of original issuance thereof by the Corporation.



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                       "Junior Security" means the Common Stock and any other
         class of capital stock or series of preferred stock of the Corporation which does not expressly provide that it ranks senior to or pari passe with the Series A Preferred Stock as to dividends, other distributions, liquidation preference or otherwise.

                       "Market Price," as to the Common Stock, means the average of the closing prices of sales of shares of Common Stock (i) on any principal United States securities exchange or the Nasdaq Stock Market (whichever may apply) at any time the Common Stock is so listed or (ii) otherwise in over-the-counter trading, in each such case averaged for a period of thirty (30) consecutive Business Days prior to the date as of which the Market Price is being determine. If at any time such security is not listed on any exchange or the Nasdaq Stock Market or otherwise traded over-the-counter, the Market Price shall be deemed to be the fair value thereof determined by an investment banking firm of nationally recognized standing selected by the Board of Directors of the Corporation and acceptable to holders of a majority of the Series A Preferred Stock, as of the most recent practicable date when the determination is to be made, taking into account the value of the Corporation as a going concern, and without taking into account any lack of liquidity of such security or any discount for a minority interest.

         (D)      DESIGNATION OF SERIES B PREFERRED STOCK.

                  1. DESIGNATION. One million (1,000,000) shares of preferred stock, par value $0.001 per share, of the Corporation are hereby constituted as a series of the preferred stock of the Corporation and designated as "Series B Preferred Stock".

                  2. DIVIDEND RIGHTS. Dividends shall be declared and set aside for any shares of the Series" B" Preferred Stock in the same manner as the Common Stock.

                  3. PREFERENCE ON LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Series "B" Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders in the same manner as, and without preference over, the holders of Common Stock.

                  4. VOTING RIGHTS. Each holder of Series "B" Preferred Stock shall be entitled to vote on all matters for which the shareholders of the Corporation have the right to vote and shall be entitled to one hundred (100) votes per share. The holders of shares of Series "B" Preferred Stock and the holders of the Common Stock shall vote together as a single class on all matters for which the shareholders of the Corporation shall be entitled to vote.

                  5. OPTIONAL REDEMPTION BY CORPORATION. The Corporation shall have the right and option at any time and from time to time to purchase and redeem all of the Series "B" Preferred Stock, in its absolute discretion, in exchange for the issuance of one million (1,000,000) shares of Common Stock. The Corporation's right to redeem the Series B Preferred Stock shall be conditioned upon the Corporation giving notice ("Call Notice") by first class mail, postage prepaid, of the exercise of such to all of the holders of the Series B Preferred Stock not less than five (5) days prior to the effective date of the redemption set forth in such Call Notice. The Call Notice shall state: (i) the Call Date;
(ii) the total number of shares of Series B Preferred Stock to be redeemed by the Corporation; (iii) the place where certificates for such shares are to be surrendered for payment.

                  6. CONVERSION RIGHTS. The holders of the Series B Preferred Stock shall not have the right to convert such Shares into Common Stock of the Corporation.